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                       SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

                   Certification and Notice of Termination of
               Registration under Section 12(g) of the Securities
               Exchange Act of 1934 or Suspension of Duty of File
                   Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                           Commission File No. 0-21992
                                               -------

                            FOURTH SHIFT CORPORATION
                            ------------------------
             (Exact name of registrant as specified in its charter)




         Two Meridian Crossings, Suite 800, Minneapolis, Minnesota 55423
         ---------------------------------------------------------------
                  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock $.01 par value
                           ---------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
              (Titles of all other classes of securities for which
                      a duty to file reports under Section
                             13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)       [X]    Rule 12h-3(b)(1)(ii)            [ ]
            Rule 12g-4(a)(1)(ii)      [ ]    Rule 12h-3(b)(2)(i)             [ ]
            Rule 12g-4(a)(2)(i)       [ ]    Rule 12h-3(b)(2)(ii)            [ ]
            Rule 12g-4(a)(2)(ii)      [ ]    Rule 15d-6                      [ ]
            Rule 12g-4(a)(2)(ii)      [ ]


         Approximate number of holders of record as of the certificate or notice date: 1
             ---

         Pursuant to the requirements of the Securities Exchange Act of 1934, FOURTH SHIFT CORPORATION has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 7, 2001

                                               By: /s/ Craig Thompson
                                                   -----------------------------
                                                   Craig Thompson
                                                   Corporate Controller